Exhibit 10.42

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential.

SERVICES AGREEMENT

This SERVICES AGREEMENT (this "Agreement") is made by and between Unifund CCR, LLC, an Ohio limited liability company (together with its successors and assigns, "Unifund"), and Payee, LLC an Ohio limited liability company ("Payee"), as of April 9, 2021 (the "Effective Date").

WHEREAS, Unifund wishes to engage Payce to maintain an internet-based rewards platform customized for Unifund (the "Platform") to help Unifund connect with, and provide enhanced repayment opportunities to, its consumers in furtherance of Unifund's Business (as defined below), as set forth in this Agreement, and Payce wishes to provide services in such capacity;

WHEREAS, this Agreement is expressly intended to govern the respective rights and duties of the parties both during the term of this Agreement and after its termination;

WHEREAS, Unifund is engaged in the business of providing debt collection services ("Business"); and

WHEREAS, as a result of Payce's engagement by Unifund, as described in this Agreement, Payee will have access to and will participate in the development of and/or be acquainted with confidential or proprietary information of Unifund ("Confidential Information").

NOW, THEREFORE, in consideration of Payce's engagement by Unifund and the mutual promises hereinafter set forth in this Agreement, Unifund and Payce agree as follows:

1.            Services and Compensation.

(a)	Services. Payce shall perform those services outlined on Exhibit A attached hereto, and such other services as are reasonably requested by Unifund from time to time and agreed to by Payce (collectively, the "Services"). Payce shall devote Payee's reasonable efforts and attention to the performance of the Services on a timely basis. Payce represents, warrants, and agrees that it shall provide the Services (i) in accordance with the terms and subject to the conditions set forth in this Agreement; (ii) in compliance with all applicable laws and regulations, including maintaining all licenses, permissions, authorizations, consents, and permits; (iii) using legally authorized employees of Payce with required skill, experience, and qualifications; (iv) in a timely, workmanlike, and professional manner; (v) in accordance with the highest professional standards in Payee's field; and (vi) to the reasonable satisfaction of Unifund. Unless Unifund consents in writing, Payce shall not utilize any independent contractors or other third parties in the performance of the Services (each, an "Approved Subcontractor"); provided, further, Unifund's approval shall not relieve Payce of its obligations under this Agreement, and Payce shall remain fully responsible for the performance of each Approved Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if each was an employee of Payce; provided, further, that nothing contained in this Agreement shall create any contractual relationship between Unifund and any Approved Subcontractor or its employees.

(b)	Compensation. As full compensation for the Services and the rights granted to Unifund in this Agreement, Unifund shall pay Payce a fee of $[●] per month. Unifund will make payment to Payce within thirty (30) days following the end of each month. The consideration set forth in this Agreement shall be the sole payment due for the Services rendered.

(c)	Expenses. In connection with any reasonable travel and related expenses incurred in the course of performing the Services for which Payce desires to be reimbursed, Payee shall provide written notice to Unifund in advance describing the nature and maximum amount of such expense (email notice shall be sufficient). If Unifund pre-approves in writing (email approval shall be sufficient), then Unifund shall reimburse Payce such pre-approved expenses.

2.            Independent Contractor. Payee's relationship with Unifund will be that of an independent contractor and not that of an employee, agent, or partner. Payce will have no authority to enter into contracts that bind Unifund or create obligations on the part of Unifund without the prior written authorization of Unifund.

3.            Trade Secrets and Nonpublic Information. Payce acknowledges that the Confidential Information provides Unifund with a competitive advantage over its competitors and other businesses in its industry and the unauthorized use of any Confidential Information will irreparably harm Unifund such that damages at law would not be a sufficient remedy. During and after Payee's engagement by Unifund, neither Payee nor its members, managers, employees, affiliates, Approved Subcontractors, or other representatives ("Payce Personnel") shall disclose, use or make known for Payee's or another's benefit (other than for the benefit of Unifund) any Confidential Information or use any such Confidential Information in any way. The term "Confidential Information" includes, but is not limited to, all intellectual property, trade secrets, proprietary information, customer lists, information about consumers or potential consumers, vendor lists, information about vendors or potential vendors, information about employees, product development, engineering, marketing, research, products, equipment, processes, operations, pricing, costs, financials, accounting information, business policies or practices, and other information pertaining to Unifund's business that is not available to the general public (other than as a result of violation of this Agreement by Payce or Payce Personnel). Payce and Payee Personnel shall also safeguard Confidential Information from unauthorized use by or disclosure to any person or entity. Payce shall be responsible for any breaches of this Section 3 by Payce Personnel. Upon the expiration or termination of this Agreement for any reason, Payce will deliver immediately to Unifund the originals and all copies of all documents and materials containing any Confidential Information.

4.            Intellectual Property.

(a)	Intellectual Property. All intellectual property rights, including copyright, trademark, patent, trade secret, trade names, know-how, and other confidential information and development (including, but not limited to, technology, ideas, concepts, inventions, improvements, programs, designs, techniques and other works of authorship and development) (collectively, "Intellectual Property") developed, devised, made, learned of, conceived or reduced to practice by Payce either solely or in collaboration with others, whether before or after the date of this Agreement, directly relating to the business of Unifund (the "Work Product"), are the exclusive property of Unifund. Unifund owns all right, title and interest in and to the Work Product and any and all Intellectual Property therein or related thereto; provided, however, Unifund shall have no right to any Intellectual Property related to or arising from the Platform.

(b)	Works Made for Hire. All Work Product is "works made for hire," and Unifund is the "person for whom the work was prepared." As between the parties, Unifund is the author and/or owner, as appropriate, of the Work Product for purposes of patent, copyright or trademark law and is entitled to secure patent, copyright and trademark protection in Unifund's name, if and as applicable, and Payce agrees, and shall cause Payce Personnel, to cooperate with Unifund as reasonably necessary for Unifund to secure such patent, copyright and trademark protection. To the extent that the Work Product and any intellectual property rights therein or related thereto are deemed or treated as not "works made for hire," Payce hereby expressly and irrevocably assigns, and shall cause Payce Personnel to expressly and irrevocably assign, to Unifund all of Payce's or Payce Personnel's right, title and interest in and to the Work Product and any and all Intellectual Property therein or related thereto.

(c)	Grant of License. As between the parties, Unifund is, and shall remain, the owner of all right, title and interest in and to all documents, data, know-how, methodologies, processes, software, hardware, and other materials provided by Unifund to Payee or developed as a result of any collaboration between Unifund and Payce (collectively, the "Unifund Materials"). Unifund hereby grants Payee a limited, non-exclusive license, during the term of this Agreement, to use Unifund Materials solely for the purposes of providing the Services to Unifund.

(d)	No Violation of Rights of Third Parties. Payee represents and warrants to Unifund that Payce has full authority to enter into this Agreement and that in performing under this Agreement, Payee will not violate the terms of any agreement with any third party. Payce has disclosed, and will continue to disclose to Unifund, all tools, technology or other intellectual property owned or held by a third party which is used by Payee in connection with the Services.

5.            Agreements with Payee Personnel. Payee represents, warrants, and agrees that it shall cause all Payce Personnel to be bound in writing by the confidentiality and intellectual property assignment and license provisions contained in Sections 3 and 4, and, without limiting the foregoing, upon Unifund's written request, to enter into a non-disclosure and/or intellectual property assignment or license agreement in a form that is reasonably satisfactory to Unifund.

6.            Term, Termination, and Survival.

(a)	Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue for an initial period of one (1) year (the "Initial Term") unless terminated earlier upon the written agreement of both parties. At the conclusion of the Initial Term, this Agreement will automatically renew for subsequent one (1) year periods, unless either party notifies the other in writing at least thirty (30) days prior to renewal that it wishes not to renew this Agreement.

(b)	Post-Termination Obligations. Following termination of this Agreement by either party, Payce shall promptly (i) deliver to Unifund all documents, Work Product, whether or not complete, and other tangible materials prepared by or on behalf of Payce in connection with this Agreement or containing, reflecting, incorporating, or otherwise based on any Confidential Information of Unifund, (ii) return all tangible property of Unifund and remove all tangible property of Payce from Unifund's locations, and (iii) permanently erase any Confidential Information from its computer systems.

(c)	Survival. The obligations of Payce pursuant to this Section 6 and Sections 3, 4, 5, 7, 8 and 9 shall survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

7.            Indemnification. Payce shall indemnify, defend, and hold harmless Unifund and its officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, successors, and permitted assigns (collectively "Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party, relating to any claim of a third party arising out of or occurring in connection with Payee's negligence, willful misconduct, or breach of this Agreement. Payce shall not enter into any settlement without Unifund's or any Indemnified Party's prior written consent.

8.            Injunctive Relief. Payce acknowledges that a breach of Sections 3, 4. or 5 may cause Unifund irreparable damages, for which an award of damages would not be adequate compensation and hereby agrees that, in the event of such breach or threatened breach, Unifund will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance, and other relief that may be available from any court, in addition to any other remedy to which Unifund may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

9.            No Rights Granted. Except as provided in Section 4(c), nothing in this Agreement shall be construed as granting any rights under Unifund Materials or any other Intellectual Property of Unifund, nor shall this Agreement grant Payce any rights in or to Unifund's Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

10.            Services Upon Termination. Following the termination of this Agreement, Payce shall use commercially reasonable efforts to maintain the Platform for access by consumers of Unifund; provided, however, provision of the Platform under this Section 10 shall not need to be provided with any customization for Unifund.

11.            Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, Payce and Unifund agree such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, the remainder of this Agreement and all other provisions hereof shall not be affected thereby.

12.            Notice. All notices, requests, consents, claims, demands, waivers and other communications shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to Payce:	Payce, LLC
10625 Techwoods Circle
Cincinnati, OH 45242
Attention:
Email:

It to Unifund:	Unifund CCR, LLC
10625 Techwoods Circle
Cincinnati, Ohio 4542
Attention: General Counsel
Email: generalcounsel@unifund.com

13.            Waiver of Breach. The waiver by Unifund or Payce of a breach of any provision of this Agreement will not be regarded as a waiver of any subsequent breach by either Unifund or Payce.

14.            Assignment. Payee's duties to perform future services and the right to receive payment therefore are hereby expressly agreed to be non-assignable and non-transferable, unless consented to by Unifund. Any attempted assignment by Payce without Unifund's consent will be void and shall constitute material breach, permitting Unifund to tercminate this Agreement upon provision of notice to Payce. Unifund may, without the written permission of Payce, assign this Agreement to any third party, including but not limited to, the purchaser or acquirer of all or substantially all of the business of Unifund (whether such acquisition is by way of acquisition of assets, acquisition of equity interests, merger, consolidation or otherwise, and whether by operation of law or otherwise). Specifically, as to Payce, the provisions set forth in Sections 3, 4, 5, 7, and 8 shall survive any such transaction as well as the termination of Payee's subsequent service to or engagement by such purchaser or acquirer, regardless of whether such termination was voluntary or involuntary, or with or without cause. This Agreement shall be binding upon and inure to the benefit of Unifund and its successors and assigns.

15.            Governing Law of Ohio, Exclusive Forum for Any Related Litigation, and Consent to Personal Jurisdiction in Ohio. This Agreement shall be governed by the laws of the State of Ohio without regard to principles of conflict of laws. Payce and Unifund agree that any action to enforce or determine the enforceability of all or part of this Agreement shall be brought only in the state or federal courts located in Hamilton County, Ohio. Payce and Unifund consent, and agree not to make any challenge, to personal jurisdiction in these courts.

16.            Entire Agreement. Payce and Unifund agree that this Agreement constitutes the entire agreement between them with respect to the subject matter hereof and that any and all prior discussions, negotiations, commitments, or understanding relating thereto are hereby superseded and merged herein. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall not be changed, amended, waived, modified, or terminated in any respect whatsoever except by a written instrument executed by Payce and Unifund.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Unifund CCR, LLC		Payee, LLC

By:		By:
Name:	[●]	Name:	[●]
Title:	[●]	Title:	[●]